Exhibit 99.1

Opiant Pharmaceuticals to Record Approximately $11.7 Million in Royalty and Milestone Payments Related to 2017 Sales of NARCAN® Nasal Spray for Opioid Overdose

SANTA MONICA, Calif, February 8, 2018 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing pharmacological treatments for addictions, today announced that it will record a total of approximately $11.7 million in royalty and milestone payments for the five-month transition period ended December 31, 2017, as a result of a change in year-end from July 31 to December 31. The royalty and milestone payments relate to full-year 2017 sales of NARCAN® Nasal Spray for opioid overdose by the Opiant’s commercial partner, Adapt Pharma Operations Limited (“Adapt Pharma”). The approximately $11.7 million of revenue to be recognized follows Opiant’s recent disclosure that, going forward, it would receive 90% of royalty and milestone payments related to NARCAN sales directly from Adapt Pharma, with its obligations to SWK Funding LLC being correspondingly reduced to 10%, as SWK will have been repaid its investment and return on investment per the terms of the royalty monetization agreement between the parties.

“We are extremely pleased with the growing commercial success of NARCAN continues to achieve in the United States,” said Roger Crystal, M.D., Chief Executive Officer of Opiant. “Moreover, we believe that our strong balance sheet positions us well to execute on our clinical development strategy. Opiant has a robust addiction-related pipeline with significant market potential that we intend to advance as rapidly as possible. Importantly, we expect to achieve multiple key milestones in 2018, including top-line data from our Phase II clinical trial for OPNT001 for the treatment of bulimia nervosa.”

Opiant’s actual financial results for the five-month period ended December 31, 2017, will be reported in the Transition Report on Form 10-KT, to be filed in March 2018.

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc. is a specialty pharmaceutical company developing pharmacological treatments for addictions. The National Institute on Drug Abuse (NIDA), a division of the National Institutes of Health (NIH), describes these disorders as chronic relapsing brain diseases which burden society at both the individual and community levels. With its innovative opioid antagonist nasal delivery technology, Opiant is positioned to become a leader in these treatment markets. Opiant’s first product, NARCAN® Nasal Spray, is approved for marketing in the U.S. and Canada by the its partner, Adapt Pharma. For more information please visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,”

Exhibit 99.1

“could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

CONTACTS:
Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 535-7746